Exhibit 99.1

Xencor Sells Portion of Royalties and Milestones from Ultomiris® and Monjuvi® to OMERS Life Sciences for $215 Million

PASADENA, Calif. – November 7, 2023 -- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of cancer and autoimmune diseases, today announced the sale of portions of financial interests from Alexion Pharmaceuticals, Inc., on sales of Ultomiris® (ravulizumab-cwvz) and from MorphoSys AG on sales of Monjuvi® (U.S.)/Minjuvi® (ex-U.S.) (tafasitamab-cxix) to OMERS, one of Canada’s largest defined benefit pension plans.
Under the agreements, Xencor has received a $215 million payment from OMERS. OMERS has acquired royalties due to Xencor on global Ultomiris sales from July 1, 2023 onward, with annual caps beginning in 2026, and the majority of a milestone payment earned this year. Xencor will also be eligible for a new Ultomiris sales-based milestone payment from OMERS. OMERS has also acquired royalties on global Monjuvi sales from July 1, 2023 until OMERS has received 1.3 times the value of the Monjuvi purchase price.
“Xencor’s modular XmAb® Fc domains and technologies are the foundation that enables our diversified approach to building value. Our platforms have been fundamental to the creation of three XmAb-based medicines marketed by partners, generating royalty income that drives further innovations in protein engineering and supports the advancement of our internal pipeline,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “A strengthened financial position offers us additional flexibility to execute on our internal clinical development programs with the greatest potential for success, and importantly, we are retaining potential economic upside from the sales performance of Ultomiris and Monjuvi/Minjuvi.”
Ultomiris® is a registered trademark of Alexion Pharmaceuticals, Inc. Monjuvi® and Minjuvi® are registered trademarks of MorphoSys AG.
About Xencor
Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and three XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein's structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
About OMERS Life Sciences and OMERS
OMERS Life Sciences provides royalty financings and other non-dilutive solutions to biopharma companies and academic institutions, supporting their efforts to address unmet medical needs and improve the quality of life of patients around the world.
OMERS is a jointly sponsored, defined benefit pension plan, with 1,000 participating employers ranging from large cities to local agencies, and over half a million active, deferred and retired members. Its members include union and non-union employees of municipalities, school boards, local boards, transit systems, electrical utilities, emergency services and children’s aid societies across Ontario. OMERS teams work in Toronto, London, New York, Amsterdam, Luxembourg, Singapore, Sydney and other major cities across North America and Europe – serving members and employers, and originating and managing a diversified portfolio of high-quality investments in public markets, private equity, infrastructure and real estate.
Forward-Looking Statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to the quotations from Xencor's president and chief executive officer, amounts of cash projected to fund research and development programs and operations, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2022 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.
Contacts
Charles Liles
cliles@xencor.com
626-737-8118
For Media:
Jason I. Spark
Evoke Canale
jason.spark@evokegroup.com
619-849-6005